MONONGAHELA POWER COMPANY TO CITIBANK, N.A., Trustee ______________ EIGHTIETH SUPPLEMENTAL INDENTURE Dated as of October 1, 2001 ______________ First Mortgage Bonds 5.0% Series Due 2006

EIGHTIETH SUPPLEMENTAL INDENTURE, dated as of October 1, 2001, between MONONGAHELA POWER COMPANY, a corporation organized and existing under the laws of the State of Ohio (hereinafter called the "Company"), party of the first part, and CITIBANK, N.A. (formerly First National City Bank, into which First National City Trust Company, formerly City Bank Farmers Trust Company, was merged on January 15, 1963, and which has succeeded to First National City Trust Company, as Trustee under the Indenture hereinafter referred to), a national banking association incorporated and existing under the laws of the United States of America (hereinafter called the "Trustee"), as Trustee under the Indenture dated as of August 1, 1945, hereinafter mentioned, party of the second part;

Monongahela Power Company, a West Virginia corporation and a predecessor of the Company, has heretofore executed and delivered to the City Bank Farmers Trust Company its Indenture (hereinafter sometimes called the "Original Indenture"), dated as of August 1, 1945, which Indenture has been supplemented by indentures supplemental thereto, numbered First through Seventy-Ninth, respectively.

First Mortgage Bonds ("Bonds") are presently outstanding under the Original Indenture, as heretofore supplemented, as follows:

Series	Principal Amount

7 3/8% Series Due 2002	$25,000,000
7 1/4% Series Due 2007	25,000,000
8 5/8% Series Due 2021	50,000,000
8 3/8% Series Due 2022	40,000,000
7 5/8% Series Due 2025	70,000,000

The Company has previously delivered to the Trustee an Authentication Order (the "1997 Authentication Order"), dated November 11, 1997, relating to up to Two Hundred Million Dollars ($200,000,000) principal amount of First Mortgage Bonds, Secured Medium-Term Notes, Series A, none of which Bonds have heretofore been issued and authenticated. The Company hereby confirms that it will not require, and does not intend, that such Bonds be issued and authenticated in the future. By the Authentication Order of even date herewith delivered to the Trustee, the Company has withdrawn the 1997 Authentication Order.

Under the Original Indenture, as heretofore supplemented, any new series of Bonds may at any time be established by the Board of Directors of the Company and certain terms and provisions thereof may be described by an appropriate supplemental indenture.

Under the Original Indenture, as heretofore supplemented, the Company and the Trustee may enter into a supplemental indenture for the purpose of modifying any of the provisions of the Original Indenture, as previously supplemented, provided such modification does not impair any of the rights of the then holders of outstanding Bonds or of the Trustee.

The Company proposes to create under the Original Indenture, as heretofore supplemented and as supplemented hereby, a new series of Bonds to be designated First Mortgage Bonds, 5.0% Series Due 2006 (the "Bonds of 2006 Series").

All conditions and requirements necessary to authorize the execution, delivery and recording of this Supplemental Indenture and to make it a valid, binding and legal instrument have been met, performed and fulfilled.

Now, Therefore, This Supplemental Indenture Witnesseth:

That, in consideration of the premises and of the mutual covenants herein contained and of the acceptance of this trust by the Trustee and of the sum of One Dollar duly paid by the Trustee to the Company at or before the time of the execution of this Supplemental Indenture, and of other valuable considerations, the receipt whereof is hereby acknowledged, it is hereby covenanted, declared, and agreed by and between the parties hereto, for the benefit of those who shall hold the bonds, or any of them, issued or to be issued under the Indenture, as follows:

PART I Description of Bonds of 2006 Series
    The Bonds of 2006 Series shall, subject to the provisions of Section 1 of Article II of the Original Indenture, be designated as "First Mortgage Bonds, 5.0% Series Due 2006" of the Company and shall be executed, authenticated and delivered in accordance with the provisions of, and, except as hereinafter provided, shall in all respects be subject to all of the terms, conditions and covenants of the Original Indenture as supplemented. The signatures of the officers executing the Bonds of 2006 Series on behalf of the Company and attesting to the facsimile of its corporate seal thereon may be facsimile.

    The Bonds of 2006 Series shall be registered Bonds without coupons of the denominations of $1,000 and any multiple of $1,000, appropriately numbered. The Bonds of 2006 Series shall be issued in global form, the depository therefor shall be The Depository Trust Company ("DTC"), such Bonds shall be registered in the name of Cede & Co. or any other nominee of DTC designated by DTC, and such Bonds shall be held by the Trustee as custodian for DTC and shall be exchangeable for certificated Bonds only in the circumstances set forth in the Form of Bond set forth in Section 2 of this Part I. The Bonds of 2006 Series shall mature October 1, 2006, and shall bear interest at the rate of 5.0% per annum, payable semi-annually on the first day of April and the first day of October in each year (each such April 1 and October 1 being hereinafter called an "interest payment date"). The Bonds of 2006 Series shall be payable as to principal and interest in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and shall be payable (as well the interest as the principal thereof) at the agency of the Company in the Borough of Manhattan, The City of New York.

    The interest so payable on any interest payment date shall be paid to the persons in whose names the Bonds of 2006 Series are registered at the close of business on the last business day prior to such interest payment date (hereinafter called "record date"), a "business day" being any day that is not a day on which banks in The City of New York are authorized by law or executive order to close; except that (i) if Bonds of 2006 Series shall be exchanged for certificated Bonds of 2006 Series, the record date shall be the close of business on the day that is ten days prior to such interest payment date, and (ii) if the Company shall default in the payment of any interest due on such interest payment date, such defaulted interest shall be paid to the persons in whose names the Bonds of 2006 Series are registered on the date of payment of such defaulted interest.

    Except as provided hereinafter and in Section 10 of Article II of the Original Indenture, every Bond of 2006 Series shall be dated as of the date of its authentication and delivery or, if that is an interest payment date, the next day, and shall bear interest from the interest payment date next preceding its date or October 2, 2001, whichever is later. Not withstanding Section 6 of Article II of the Original Indenture and except as provided in Section 10 of such Article II, any Bond of 2006 Series authenticated and delivered by the Trustee after the close of business on the record date with respect to any interest payment date and prior to such interest payment date shall be dated as of the date next following such interest payment date and shall bear interest from such interest payment date; except that if the Company shall default in the payment of any interest due on such interest payment date, such Bond shall bear interest from the next preceding interest payment date to which interest has been paid or, if no interest has been paid on such Bond, from October 2, 2001.

    The Bonds of 2006 Series and the Trustee's authentication certificate shall be substantially in the following forms, respectively:

[FORM OF BOND]

[unless this certificate is presented by an authorized representative of The Depository Trust Company, a New york corporation ("DTC"), to the company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to cede & co. or to such other entity as is requested by an authorized representative of dtc), any transfer, pledge, or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, cede & co., has an interest herein.]

MONONGAHELA POWER COMPANY
(Incorporated under the laws of the State of Ohio)

First Mortgage Bond, 5.0 % Series Due 2006

No. R CUSIP No 610202BG7	$300,000,000

MONONGAHELA POWER COMPANY, a corporation organized and existing under the laws of the State of Ohio (hereinafter called the "Company", which term shall include any successor corporation as defined in the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, on the first day of October, 2006, the sum of THREE HUNDRED MILLION dollars ($300,000,000), in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and to pay interest thereon in like coin or currency from the second day of October, 2001 the most recent April 1 or October 1 to which interest is paid or provided for at the rate of five percent (5.0%) per annum, payable semi-annually, on the first day of April and October in each year, commencing April 1, 2002, until maturity, or, if this Bond shall be duly called for redemption, until the redemption date, or, if the Company shall default in the payment of the principal hereof, until the Company's obligation with respect to the payment of such principal shall be discharged as provided in the Indenture hereinafter mentioned. The interest so payable on any April 1 or October 1 will, subject to certain exceptions provided in such Indenture, be paid to the person in whose name this Bond is registered at the close of business on the last business day prior to such April 1 or October 1 (the "Record Date"); provided, however, that if this Bond shall be exchanged for certificated Bonds, the Record Date shall be the close of business on the day that is ten days prior to such April 1 or October 1. Principal of, premium (if any) and interest on this Bond are payable at the agency of the Company in the Borough of Manhattan, The City of New York.

The provisions of this Bond are continued on the reverse hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

This Bond shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose, until Citibank, N.A., the Trustee under the Indenture, or a successor trustee thereto under the Indenture, shall have signed the form of certificate endorsed hereon.

IN WITNESS WHEREOF, Monongahela Power Company has caused a facsimile of its corporate seal and the facsimile signatures of its duly authorized officers to be hereto affixed.

Dated:

MONONGAHELA POWER COMPANY,

By ______________________________
            Vice President

[Corporate Seal]
Attest:

________________________________
        Assistant Secretary

[FORM OF REVERSE OF BOND]

This Bond is one of a duly authorized issue of Bonds of the Company (herein called the "Bonds"), unlimited in aggregate principal amount, of the series hereinafter specified, all issued and to be issued under and equally secured by an indenture, dated as of August 1, 1945, executed by the Company to City Bank Farmers Trust Company, now Citibank, N.A. (herein called the "Trustee") (said indenture being herein called the "Indenture"), to which Indenture and all indentures supplemental thereto (including the Eightieth Supplemental Indenture hereinafter referred to) reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the registered owners of the Bonds and of the Trustee in respect thereto, and the terms and conditions upon which the Bonds are, and are to be, secured. To the extent permitted by, and as provided in, the Indenture, modifications or alterations of the Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the holders of the Bonds may be made with the consent of the Company by an affirmative vote of not less than 75% in amount of the Bonds entitled to vote then outstanding, at a meeting of Bondholders called and held as provided in the Indenture, and by an affirmative vote of not less than 75% in amount of the Bonds of any series entitled to vote then outstanding and affected by such modification or alteration, in case one or more but less than all of the series of Bonds then outstanding under the Indenture are so affected; provided, however, that no such modification or alteration shall be made which will affect the terms of payment of the principal of, or interest on, this Bond, which are unconditional. The Bonds may be issued in series, for various principal sums, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture. This Bond is one of a series designated as "First Mortgage Bonds, 5.0% Series Due 2006" of the Company, issued under and secured by the Indenture and all indentures supplemental thereto and described in an indenture supplemental thereto (herein called the "Eightieth Supplemental Indenture"), dated as of October 1, 2001, executed by the Company to the Trustee.

The Bonds of this Series are subject to redemption (i) at any time or times, upon payment of a Special Redemption Price of 100% of the principal amount so redeemed, in case of redemption pursuant to Section 7 of Article VIII of the Indenture, or (ii) at any time, as a whole or in part, at the election of the Company, at a Redemption Price equal to the greater of (a) 100% of the principal amount of the Bonds of this Series to be redeemed, or (b) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds of this Series to be redeemed (not including any portion of payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 20 basis points, together, in each case, with accrued interest to the redemption date; all subject to the conditions and as more fully set forth in the Indenture and the Eightieth Supplemental Indenture and to the condition that redemptions of the Bonds of this Series during each 12-month period beginning April 30 at the Special Redemption Price pursuant to the method specified in clause (i) above may not exceed the greater of (a) 1% of the aggregate principal amount ($3,000,000) of the Bonds of this Series originally issued or (b) the lowest percentage so redeemed (zero, if none are redeemed) of Bonds of any other series then redeemable pursuant to such method during such period relative to the respective aggregate principal amount of Bonds of such series originally issued.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

"Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Bonds of this Series that would be used, at the time of the selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds of this Series.

"Comparable Treasury Price" means, with respect to any redemption date: (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

"Quotation Agent" means the Reference Treasury Dealer appointed as such by the Company.

"Reference Treasury Dealer" means (a) each of Banc of America Securities LLC, Banc One Capital Markets, Inc. and Salomon Smith Barney Inc., and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case the Company shall substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by the Company.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

Notice of any such redemption shall be mailed by the Company, postage prepaid, not less than thirty and no more than sixty days prior to the date of redemption, to the owner of this Bond at such owner's address as the same shall appear on the transfer register of the Company. Any notice so mailed shall be conclusively presumed to have been duly given, whether or not the owner receives it.

In case an event of default, as defined in the Indenture, shall occur, the principal of all the Bonds at any such time outstanding under the Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the holders of a majority in principal amount of the Bonds outstanding.

This Bond is a Global Bond and will be exchangeable for certificated Bonds of like series and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the The Depository Trust Company ("DTC") notifies the Company that it is unwilling or unable to continue as depositary or the Company becomes aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (ii) the Company, in its sole discretion, determines that this Bond shall be exchangeable for certificated Bonds or (iii) an event of default shall have occurred and be continuing under the Indenture. Upon any such exchange, certificated Bonds shall be registered in the names of the beneficial owners of this Bond, which names shall be provided by DTC's relevant Participants (as identified by DTC) to the Trustee.

This Bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose at the agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this Bond and on presentation of a duly executed written instrument of transfer, and thereupon a new Bond or Bonds of the same series, of the same aggregate principal amount and in authorized denominations will be issued to the transferee or transferees in exchange therefor; and this Bond, with or without others of like series, may in like manner be exchanged for one or more new Bonds of the same series of other authorized denominations but of the same aggregate principal amount; all upon payment of the charges and subject to the terms and conditions set forth in the Indenture.

No recourse shall be had for the payment of the principal of, or the interest on, this Bond, or for any claim based hereon or on the Indenture or any indenture supplemental thereto, against any incorporator, or against any stockholder, director or officer, past, present or future, of the Company, as such, or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether for amounts unpaid on stock subscriptions or by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this Bond and as part of the consideration for the issue hereof, and being likewise released by the terms of the Indenture.

[FORM OF TRUSTEE'S CERTIFICATE]

This is one of the Bonds, of the series designated therein, described in the within-mentioned Indenture and the Eightieth Supplemental Indenture.

Citibank, N.A., as Trustee,

By _______________________________
           Authorized Signature

  Issue of Bonds of 2006 Series

    The principal amount of Bonds of 2006 Series which may be authenticated and delivered hereunder is not limited.

  SECTION 2. Bonds of 2006 Series for the aggregate principal amount of Three Hundred Million Dollars ($300,000,000), being the initial issue of Bonds of 2006 Series, may forthwith be executed by the Company and delivered to the Trustee and shall be authenticated by the Trustee and delivered (either before or after the filing or recording hereof) to or upon the order of the designated officer or officers of the Company, upon compliance by the Company with the appropriate provisions and requirements of Articles III and XVIII of the Original Indenture.

  Redemption

    The Bonds of 2006 Series shall be redeemable as set forth in the form of Bond of 2006 Series included in Section 2 of Part I hereof and in accordance with Article V of the Original Indenture.
    In case the Company shall desire to exercise its right to redeem Bonds of 2006 Series, notice of redemption shall be mailed by the Company, postage prepaid, not less than thirty days and not more than sixty days prior to the date of redemption, to the owners of the Bonds to be redeemed, as a whole or in part, at their addresses as the same shall appear on the transfer register of the Company. Any notice so mailed shall be conclusively presumed to have been duly given, whether or not the owner receives it. In any case, failure duly to give notice by mail, or defect in the notice, to the owner of any such Bond shall not affect the validity of the proceedings for the redemption of any other Bond.

  Covenants and Consents

  The Company hereby agrees that redemptions of Bonds of 2006 Series during any 12-month period beginning April 30 pursuant to Section 7 of Article VIII of the Original Indenture may not exceed the greater of (a) 1% of the aggregate principal amount ($3,000,000) of the Bonds of 2006 Series originally issued or (b) the lowest percentage so redeemed (zero, if none are redeemed) of any other series of Bonds then redeemable pursuant to such method during such 12-month period relative to the respective aggregate principal amount of Bonds of such other series originally issued.

  The Trustee

  The Trustee hereby accepts the trust hereby declared and provided, and agrees to perform the same upon the terms and conditions set forth in the Original Indenture, as theretofore supplemented and as supplemented by this Supplemental Indenture, and upon the following terms and conditions:

  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

  The present address of the Trustee is Citibank, N.A., Agency & Trust, 111 Wall Street, 14th Floor, Zone 3, New York, NY 10005.

Miscellaneous Provisions

For all purposes hereof, all terms contained in this Supplemental Indenture shall, except as the context may otherwise require or as provided herein, have the meanings given to such terms in Article I of the Original Indenture. The Supplemental Indentures referred to herein are indentures supplemental to the Original Indenture.

This Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument

IN WITNESS WHEREOF, said Monongahela Power Company has caused this Supplemental Indenture to be executed on its behalf by its Chief Executive Officer, its President or one of its Vice Presidents and its corporate seal to be hereto affixed and said seal to be attested by its Secretary or one of its Assistant Secretaries; and said Citibank, N.A., as Trustee as aforesaid, in evidence of its acceptance of the trust hereby created, has caused this Supplemental Indenture to be executed on its behalf by one of its Vice Presidents, and its corporate seal to be hereto affixed and said seal and this Supplemental Indenture to be attested by one of its Senior Trust Officers, all as of the first day of October of Two thousand and one.

                        MONONGAHELA POWER COMPANY

                       By:  /s/ Bruce E. Walenczyk
                                 Bruce E. Walenczyk
                             Vice President

[SEAL]
Attested:

/s/   Marleen L. Brooks
     Marleen L. Brooks
       Secretary

CITIBANK, N.A.,
As Trustee as aforesaid

By     /s/ P. DeFelice
          P. DeFelice
          Vice President

[SEAL]
Attested:

/s/      Nancy Forte
        Nancy Forte
    Assistant Vice President

.

State of Maryland

County of Maryland, to wit:

I, a Notary Public of the State of Maryland, in and for the County of Washington, do certify that on this 28th day of September in the year 2001 before me, the subscriber, personally appeared Bruce E. Walenczyk, a Vice President of MONONGAHELA POWER COMPANY, a corporation, who signed the writing above, bearing date as of the first day of October, 2001, for said corporation, and has this day in my said County, before me, acknowledged the said writing to be the act and deed of said corporation.

Given under my hand and notarial seal this 28th day of September, 2001.

/s/ Tracy L. Buzzerd

   Tracy L. Buzzerd

    Notary Public

[NOTARIAL SEAL]

State of New York

County of New York, to wit:

I, a Notary Public of the State of New York, in and for the County of New York, do certify that on this first day of October in the year 2001 before me, the subscriber, personally appeared P. DeFelice, a Vice President of CITIBANK, N.A., a national banking association incorporated and existing under the laws of the United States of America, who signed the writing above, bearing date as of the first day of October, 2001, for said corporation, and has this day in my said County, before me, acknowledged the said writing to be the act and deed of said corporation.

Given under my hand and notarial seal this first day of October, 2001.

/s/ Peter M. Pavlyshin
     Notary Public

[NOTARIAL SEAL]

State of New York

County of New York ss.:

P. DeFelice, of full age, being duly sworn according to law, on his oath deposes and says: that Citibank, N.A., a national banking association incorporated and existing under the laws of the United States of America, is the Trustee named in the foregoing Supplemental Indenture, dated as of October 1, 2001; that deponent is Vice President of said Trustee, and is duly authorized to make this affidavit and is the duly authorized agent of said Trustee, and, as such Vice President, had charge of the execution and delivery on behalf of said Trustee of said Supplemental Indenture and is the agent of said Trustee for the purpose of perfecting the same and that the consideration in said Supplemental Indenture is true and bona fide as therein set forth.

/s/ P. DeFelice
   P. DeFelice
  Vice President

Subscribed and sworn to before me this first day of October, 2001.

/s/ Peter M. Pavlyshin
     Notary Public

[NOTARIAL SEAL]